EX-4.5

New York, New York
December 31, 2005

                        CONVERTIBLE GRID PROMISSORY NOTE


      FOR VALUE RECEIVED, the undersigned TWIN LAKES, INC. a Nevada corporation, having an address at 47 School Street, Chatham, New Jersey 07928. ("Borrower"), promises to pay on demand to TURQUOISE PARTNERS, LLC, a New York limited liability company, having an address at c/o Arnold P. Kling, 712 Fifth Avenue, 11th Floor, New York, New York 10019 ("Lender"), the sum of Thirty Two Thousand One Hundred Sixty Three Dollars ($32,163) representing the unpaid principal amount of the advances plus accrued interest at the rate of their percent (7%) per annum made by Borrower to Lender as evidenced by Schedule A attached hereto.

      Lender shall endorse on the Schedules to this Note, appropriate notations to evidence the date, amount, and maturity of each loan made by Lender and the date and amount of each payment of principal made by Borrower with respect thereto; provided, that the failure of Lender to make any such notation or endorsement shall not affect the obligations of Borrower, hereunder under the Borrower's Note. The Lender is hereby irrevocably authorized by Borrower so to endorse the Borrower's Note and to attach to and make a part of the Borrower's Note a continuation of any such schedule, when required. The amount and time of any advances to the Borrower shall be in the sole discretion of the Lender.

      The outstanding principal balance of, and accrued interest on, this Note shall be convertible, at the option of the Lender, in whole or in part, into shares of common stock, par value $.001, of the Lender at the conversion price of $0.0034 per share (the "Conversion Price").

      The Conversion Price shall be subject to equitable proportionate adjustment from time to time upon the happening of any merger, consolidation, exchange of shares, stock split, stock dividend, capital reorganization, business combination, or other similar event.

      Each of the following specified events hereby constitutes and is herein referred to individually as an "Event of Default":

      (a) Borrower's failure to make or cause to be made any payments to Lender under this Note or under any other note or agreement now existing or hereafter to be entered into between the undersigned and Lender when the same are due; or

      (b) Default in the due and timely observance or performance of the covenants, conditions or agreements of Borrower contained in this Note or the Agreement; or
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      (c)   If any  financial  statement or  representation  or warranty made by
Borrower in the Agreement or in connection with this transaction or in any document in connection with the instruments, documents and assignments to be executed by Borrower hereunder or pursuant hereto shall be untrue in any material respect on the date made; or

      (d) If any warrant of attachment, execution of other writ shall be issued or levied upon the proceeds or amounts payable hereunder and such attachment, execution or other writ shall remain undischarged and unstayed for a period in excess of sixty (60) days; or

      (e) If Borrower should become insolvent; or should be unable to pay its debts as they mature; or should make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties or assets; or should file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; or should file an answer admitting the jurisdiction of any court and the material allegations of an involuntary petition filed pursuant to any legislation or governmental regulation relating to bankruptcy or organization; or should join in any petition for an adjudication or for a reorganization or other arrangement; or should become or be adjudicated a bankrupt; or should apply for a consent to the appointment of or consent that an order be made appointing any receiver or trustee for itself or for any of its properties, assets or business; or if an order should be entered pursuant to any legislation or governmental rule relating to bankruptcy or reorganization; or if a receiver or a trustee should be appointed otherwise than upon its own application or consent for all or a substantial part of its properties, assets or business and any such receiver or trustee so appointed is not discharged within sixty (60) days after the date of such appointment; or

      Upon the occurrence of an "Event of Default" as defined herein or in the Agreement, the entire principal sum and accrued interest shall, upon written notice by Lender to Borrower, thereupon become due and payable at the option of the Lender. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default. Borrower hereby waives presentment for payment, demand, protest, notice of protest, notice of dishonor and all other notices in connection with this Note, except Borrower does not waive notice as to any prejudgment attachment or the notice of default and/or acceleration specifically required by this paragraph.

      All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America by, at the option of the Borrower, wire to the bank account of Lender or in same day funds at the office of Lender set forth above, or at such place as shall be designated by Lender in writing. Until notified in writing of the transfer of this Note, Borrower shall be entitled to deem Lender or such person who has been so identified by the transferor in writing to Borrower as the holder of this Note as the owner and holder of this Note. Each of Lender and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all principal and interest payments made hereunder.

      Borrower  may,  upon at least ten (10) days notice to Lender,  prepay this
Note in whole or in part, without penalty or premium. Any prepayment of principal of this Note shall include interest to the date of prepayment on the principal amount being prepaid.

      Borrower agrees that all disputes arising, directly or indirectly, out of or relating to this Note and all actions to enforce this Note may be dealt with and adjudicated exclusively in the state courts of New York sitting in New York County or the federal courts sitting in the Eastern District of New York, and hereby expressly and irrevocably submits the person to the jurisdiction of such courts in any suit, action or proceeding arising, directly or indirectly, out of or relating to this Note or in any action to enforce this Note. So far as is permitted under the applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified herein or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon the person of the Borrower in any such court.

      This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Lender and its successors and assigns. The Borrower may assign or transfer this Note without any further approval of the Borrower. Each assignee or transferee of the Borrower of this Note must be an "accredited investor" (as defined in Rule 501(a) of the 1933
Act).

      Borrower promises to pay all costs and expenses, including reasonable attorney's fees, incurred in the collection and enforcement of this Note. Borrower hereby consents to renewals and extensions of time at or after the Maturity Date hereof, without notice.

      This Note is being delivered and is intended to be performed in the State of New York and is governed by the laws of the State of New York excluding any laws relating to the conflict or choice of laws.

      If any term or provision of this Note or the application thereof to any persons or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Note or the application of such term or provision to persons or circumstances other than those as to which it is held or unenforceable shall not be affected thereby, and each term and provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and the place above written.


                                        TWIN LAKES, INC.



                                        By: /s/ Arnold P. Kling
                                        Name: Arnold P. Kling
                                        Title: Chief Executive Officer

                                  SCHEDULE "A"


                              TRANSACTIONS ON NOTE


                             Amount of
               Amount of     Principal     Outstanding
               Loan Made     Paid           Balance       Accrued
Date           This Date     This Date     This Date      Interest      Notation
----           ---------     ---------     ---------      --------      --------

02/27/04        $ 6,000         $-0-        $ 6,000            --          AK
06/29/04        $ 5,000         $-0-        $11,000            --          AK
09/30/04        $ 2,200         $-0-        $13,200            --          AK
12/06/04        $ 2,000         $-0-        $15,200            --          AK
02/10/05        $ 3,000         $-0-        $18,200            --          AK
04/25/05        $ 3,000         $-0-        $21,200            --          AK
06/29/05        $ 2,500         $-0-        $23,700            --          AK
08/16/05        $ 3,000         $-0-        $26,700            --          AK
11/28/05        $ 3,300         $-0-        $30,000            --          AK
12/31/05             --           --             --        $2,163